Exhibit 1.02

Windstream Holdings, Inc.
Windstream Corporation
Conflict Minerals Report
For the Year ended December 31, 2013

This report for the year ended December 31, 2013, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives, which are limited to tin, tantalum, tungsten, and gold (“3TG”) for the purposes of this report.

If a registrant can establish that the conflict minerals originated from sources other than the Democratic Republic of the Congo (“DRC”) or adjoining countries (collectively, with the DRC, the “Covered Countries”), or from recycled and scrap sources, they must submit a Form SD which describes the Reasonable Country of Origin Inquiry (“RCOI”) completed.

If a registrant has reason to believe that any conflict minerals in its supply chain may have originated in the Covered Countries, or if the registrant is unable to determine the country of origin of those conflict minerals, then the registrant must exercise due diligence on the conflict minerals’ source and chain of custody. The registrant must annually submit a report, Conflict Minerals Report, to the SEC that includes a description of those due diligence measures.

The report presented herein has not been subject to an independent private sector audit as allowed by the Rule which provides a temporary accommodation for the first two years.

Company Overview

This report has been prepared by management of Windstream Holdings, Inc. (“Windstream Holdings”) and Windstream Corporation (“Windstream Corp.”). Unless the context indicates otherwise, the terms “Windstream,” “we,” or “our” refer to Windstream Holdings and its subsidiaries, including Windstream Corp.

Windstream is a leading provider of advanced network communications, including cloud computing and managed services, to businesses nationwide. We also offer broadband, phone and digital TV services to consumers primarily in rural areas. We offer a robust portfolio of services and products to meet the communication and technology needs of our customers. Our basic offerings are classified in the following categories: business, consumer, wholesale and other. Our key business service offerings include: integrated voice and data services, multi-site networking, data center services, managed services, high-speed Internet, voice, and carrier services. Our consumer services primarily consist of high-speed Internet, voice and video services. Our wholesale offerings include switched access services provided to long-distance companies and other local exchange carriers for access to our network in connection with the completion of long-distance calls.

To provide the services above, Windstream typically sources customer premise network and communication equipment from outside suppliers. However, with the acquisition of PAETEC Holding Corp. (“PAETEC”) in 2011, Windstream acquired Allworx Corp. (“Allworx”), a wholly-owned subsidiary of PAETEC. Allworx designs and supports its own customer premise equipment that is manufactured by two contract manufacturers. This equipment, primarily VoIP phones and PBX servers (“Allworx CPE”), is comprised of components that contain 3TG, and these components are sourced by the contract manufacturers. Windstream does not make direct purchases of raw ore or unrefined conflict minerals and makes no direct purchases in the Covered Countries. Allworx CPE sales accounted for less than 1.0 percent of Windstream’s overall revenue for the year ended December 31, 2013.

Accordingly, for the purposes of this report only the direct suppliers of these two contract manufacturers were considered.

Supply Chain Overview

Windstream relies upon our suppliers to provide information on the origin of the 3TG contained in components and materials supplied to us, including sources of 3TG that are supplied to them from sub-tier suppliers. Our suppliers are expected to provide the 3TG sourcing information to us.

In addition, Windstream has performed a comprehensive analysis of our products, and the role that suppliers play throughout our manufacturing and product delivery processes. We defined the scope of our conflict minerals due diligence by identifying and reaching out to our suppliers that engage in manufacturing activities that are likely to contain 3TG. We worked closely with the contract manufacturers identified to launch our conflict minerals due diligence communication survey to their direct suppliers using either the standard Conflict Minerals Reporting Template established by the Conflict-Free Sourcing Initiative (“CFSI”), an initiative of the Electronic Industry Citizenship Coalition (“EICC”) and Global e-Sustainability Initiative, or a simplified version of the template.

Due Diligence Process

Windstream undertook due diligence to determine the conflict minerals status of the necessary conflict minerals used in the Allworx CPE. Our due diligence processes and efforts have been developed in conjunction with the 2nd edition of The Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related supplements for gold and for tin, tantalum and tungsten.

Our conflict minerals due diligence process includes: establishment of an internal cross functional team, communication to, and engagement of, suppliers, due diligence compliance process and measurement, record keeping and escalation procedures. Our internal cross functional team includes a team of subject matter experts from relevant functions such as, purchasing, quality assurance, manufacturing and external reporting. The team of subject matter experts is responsible for implementing our conflict minerals compliance strategy and is led by our Senior Consultant of External Reporting. Windstream’s Disclosure Committee comprised of members of executive and senior management and the Audit Committee of the Board of Directors are briefed about the results of our due diligence efforts on a regular basis.

We have engaged a third-party data collection vendor, GreenSoft Technology, Inc., to conduct outreach and archive the received supplier responses to our RCOI for one of our two manufacturers. We worked closely with the other manufacturer to develop a survey, provide training, conduct outreach, and summarize results. The smelters and refiners identified in the supply chain survey were compared to the list of smelter and refining facilities which have been identified as “conflict free” by the CFSI's Conflict Free Smelter Program (“CFSP”) for tantalum, tin, tungsten and gold. Through the CFSP validation process, which is voluntary, an independent third party audits the procurement and processing activities of a smelter or refiner to determine if it showed sufficient documentation to demonstrate with reasonable confidence that the minerals the smelter or refiner processed originated from conflict free sources. CFSP-compliant smelters and refiners receive a “conflict free” designation from CFSI. The results of these processes are described below.

We do not have a direct relationship with 3TG smelters and refiners, nor do we perform direct audits of these entities that provide our supply chain the 3TG. However, we do rely upon the industry (for example, EICC and CFSI) efforts to influence smelters and refineries to get audited and certified through the CFSP.

Limitations on RCOI Efforts and Due Diligence Measures

Our RCOI efforts and due diligence measures are inherently limited. For example, because of our size, the breadth and complexity of our products, and the constant evolution of our supply chain, it is difficult to identify parties downstream from our contract manufacturers. Similarly, because we do not make direct purchases of raw ore or unrefined conflict minerals nor have direct contractual relationships with smelters and refiners, our RCOI efforts and due diligence processes rely on suppliers’ responses to our supply chain survey for information about the source of conflict minerals contained in the components supplied to us, and these suppliers are similarly reliant upon information provided by their suppliers. We also rely, to a large extent, on information collected and provided by third parties and third-party audit programs, like CFSI and CFSP. Such sources of information may yield inaccurate or incomplete information and may be subject to fraud. As a result of the these and other limitations, our RCOI efforts and due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary conflict minerals.

RCOI and Due Diligence Results

As stated above, we conducted a supply chain survey of the direct suppliers of our contract manufacturers to obtain country of origin information for the necessary conflict minerals in the Allworx CPE. The supply chain survey requested the suppliers to identify the smelters, refineries, or recyclers and scrap supplier sources, as well as countries of origin of the conflict minerals in products they supply. We also leveraged data from CFSI and the CFSP to trace the mine of origin of the 3TG to its ore level and compared the smelters and refiners identified in the surveys against the lists of facilities which have received a “conflict free” designation by the CFSP, which provides country of origin information on the conflict minerals sourced by such facilities. Based on this RCOI, we know or have reason to believe that a portion of the necessary conflict minerals in the Allworx CPE originated or may have originated in the Covered Countries and, we know or have reason to believe that those necessary conflict minerals may not be solely from recycled or scrap sources.

Below is a summary of the country of origin information collected as a result of our RCOI efforts, as well as the results of the measures we performed for the reporting period to exercise due diligence on the source and chain of custody of the necessary conflict minerals contained in our products that we had reason to believe may have originated from the Covered Countries and may not have come from recycled or scrap sources.

We have identified 106 direct suppliers to our contract manufacturers of the Allworx CPE. Of these suppliers, we received 100 responses to our supply chain survey. Among the 100 responses received, 5 of the direct suppliers to our contract manufacturers have indicated that they source at least 1 of the 3TG from the Covered Countries. Of these, 4 have indicated that their smelters and refiners, who are located outside the DRC, have been validated as CFSP compliant. The status of compliance with the CFSP for the other supplier was undeterminable at the time the survey was completed.

As the result of our due diligence, we have identified 293 smelters and refineries within our supply chain. Among these 293 smelters and refineries, 68 are on CFSI's list of CFSP-compliant smelters and refineries and considered to be conflict free, and with respect to the other 225, the CFSI has not provided an opinion as whether or not the minerals procured from these smelters and refineries originate from the Covered Countries.

We determined that certain components used in the Allworx CPE contain 3TG, which originated in the following countries: Argentina, Australia, Belgium, Bolivia, Brazil, Canada, Chile, China, DRC, Ethiopia, Germany, India, Indonesia, Japan, Kazakhstan, Korea, Malaysia, Mexico, Mozambique, Papua New Guinea, Peru, Portugal, Russia, Rwanda, South Africa, Spain, Switzerland, Taiwan, Thailand, United States of America, and Zimbabwe.

Smelters have been identified as being located in the following countries: Australia, Austria, Belgium, Bolivia, Brazil, Canada, Chile, China, Czech Republic, France, Germany, Hong Kong, Indonesia, Italy, Japan, Kazakhstan, Korea, Kyrgyzstan, Malaysia, Mexico, Netherlands, Peru, Philippines, Poland, Russia, Saudi Arabia, Singapore, South Africa, Spain, Sweden, Switzerland, Taiwan, Thailand, Turkey, United Kingdom, United States of America, Uzbekistan, and Vietnam.

Set forth below is the list of smelters and refiners identified within our supply chain during 2013 as of March 31, 2014. For more details and the most current status of each smelter, please visit the CFSI website at www.conflictfreesourcing.org.

	Smelters	Metal
	Aida Chemical Industries Co. Ltd.	Gold
*	Allgemeine Gold- und Silberscheideanstalt A.G.	Gold
	Almalyk Mining and Metallurgical Complex (AMMC)	Gold
*	AngloGold Ashanti Mineração Ltda	Gold
*	Argor-Heraeus SA	Gold
	Asahi Pretec Corporation	Gold
	Asaka Riken Co.,Ltd.	Gold
	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	Gold
	Aurubis AG	Gold
	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Gold
	Boliden AB	Gold
	Caridad	Gold
	Cendres & Métaux SA	Gold
	Central Bank of the DPR of Korea	Gold
*	Chimet SpA	Gold
	China's Nonferrous Mining Group Co., Ltd.	Gold
	Chugai Mining Co., Ltd.	Gold
	Codelco	Gold
	Daejin Indus Co. Ltd	Gold
	DaeryongENC	Gold
	Do Sung Corporation	Gold
	Dong Guan Shi Jing	Gold
	Dongguanshi Sutande Dianzi Cailiao Youxiangongsi	Gold
*	Dowa	Gold
	Echememi Enterprise Corp.	Gold
	Eco-System Recycling Co., Ltd.	Gold
	FSE Novosibirsk Refinery	Gold

	Smelters	Metal
	Geiju Non-Ferrous Metal Processing Co. Ltd.	Gold
	Gold and Silver Refining Strokes Ltd.	Gold
	Guang Dong Jing Ding Co., Ltd.	Gold
	Harima Smelter	Gold
	Heesung Catalysts Corp.	Gold
	Heimerle + Meule GmbH	Gold
*	Heraeus Ltd Hong Kong	Gold
*	Heraeus Precious Metals GmbH & Co. KG	Gold
	Hung Cheong Metal Manufacturing Limited	Gold
	Hwasung CJ Co. Ltd.	Gold
	Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	Gold
*	Ishifuku Metal Industry Co., Ltd.	Gold
*	Istanbul Gold Refinery	Gold
	Japan Mint	Gold
	Jiangxi Copper Company Limited	Gold
	Jinlong Copper Co.,Ltd.	Gold
	Johnson Matthey HongKong Ltd.	Gold
*	Johnson Matthey Inc.	Gold
	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	Gold
	JSC Uralectromed	Gold
*	JX Nippon Mining & Metals Co., Ltd.	Gold
	Kazzinc Ltd	Gold
*	Kennecott Utah Copper	Gold
*	Kojima Chemicals Co. Ltd.	Gold
	Korea Metal Co. Ltd.	Gold
	Kyrgyzaltyn JSC	Gold
	L' azurde Company For Jewelry	Gold
	LG-Nikko	Gold
	London Bullion Market Association	Gold
*	LS-Nikko Copper Inc	Gold
	Malaysia Smelting Corp	Gold
*	Materion Advanced Metals	Gold
*	Matsuda Sangyo Co. Ltd.	Gold
*	Metalor Technologies (Hong Kong) Ltd.	Gold
*	Metalor Technologies SA	Gold
*	Metalor Technologies Singapore Pte Ltd.	Gold
*	Metalor USA Refining Corporation	Gold
	Met-Mex Peñoles, S.A.	Gold
*	Mitsubishi Materials Corporation	Gold
*	Mitsui Mining & Smelting	Gold
	MK electron	Gold
	Moscow Special Alloys Processing Plant	Gold
	N.E.Chemcat Corporation	Gold
	Nadir Metal Rafineri San. Ve Tic. A.Ş.	Gold
	Nankang Metal Material Co. Ltd.	Gold
	Navoi Mining and Metallurgical Combinat	Gold
*	Nihon Material Co. Ltd.	Gold
	Niihama Nickel Refinery	Gold
	Ningbo Kangqiang	Gold
*	Ohio Precious Metals LLC.	Gold
	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant”	Gold

	Smelters	Metal
	OJSC Kolyma Refinery	Gold
	Orelec	Gold
*	PAMP SA	Gold
	Pan Pacific Copper Co. Ltd.	Gold
	Prioksky Plant of Non-Ferrous Metals	Gold
	PT Aneka Tambang (Persero) Tbk	Gold
	PT Koba Tin	Gold
	PT Tambang Timah	Gold
	PT Timah	Gold
	PX Précinox SA	Gold
*	Rand Refinery (Pty) Ltd.	Gold
*	Royal Canadian Mint	Gold
	Sabin Metal Corp.	Gold
	Safina a.s.	Gold
	Samwon Metals Corp.	Gold
	Schone Edelmetaal	Gold
*	SEMPSA Joyeria Plateria SA	Gold
	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	Gold
	Shang Hai Gold Exchange	Gold
	Shanghai Gold Exchange	Gold
	So Accurate Refining Group	Gold
	SOE Shyolkovsky Factory of Secondary Precious Metals	Gold
*	Solar Applied Materials Technology Corp.	Gold
*	Sumitomo Metal Mining Co. Ltd.	Gold
	Suzhou Xingrui Noble	Gold
*	Tanaka Kikinzoku Kogyo K.K.	Gold
	Thaisarco	Gold
	The Great Wall Gold and Silver Refinery of China	Gold
	The Refinery of Shandong Gold Mining Co. Ltd.	Gold
*	Tokuriki Honten Co. Ltd	Gold
	Tongling Nonferrous Metals Group Holdings Co.,Ltd.	Gold
	Torecom	Gold
	Umicore Brasil Ltda	Gold
*	Umicore SA Business Unit Precious Metals Refining	Gold
*	United Precious Metal Refining, Inc.	Gold
*	Valcambi SA	Gold
*	Western Australian Mint trading as The Perth Mint	Gold
*	Xstrata Canada Corporation	Gold
	Yamamoto Precious Metal Co., Ltd.	Gold
	Yantai Zhaojin Kanfort Precious Metals Co., Ltd.	Gold
	Yokohama Metal Co Ltd.	Gold
	Yunnan Chengfeng	Gold
	Yunnan Metallurgical Group Co., Ltd.	Gold
	Yunnan Tin Company Group Limited	Gold
	Zhaojin Mining Industry Co., Ltd.	Gold
	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	Gold
	Zijin Mining Group Co. Ltd.	Gold
	Changsha Southern	Tantalum
*	Conghua Tantalum and Niobium Smeltry	Tantalum
*	Duoluoshan	Tantalum
*	Exotech Inc.	Tantalum
*	F&X	Tantalum

	Smelters	Metal
	Gannon & Scott	Tantalum
*	Global Advanced Metals	Tantalum
*	H.C. Starck GmbH	Tantalum
*	Hi-Temp	Tantalum
	JiuJiang JinXin Nonferrous Metals Co. Ltd.	Tantalum
*	JiuJiang Tambre Co. Ltd.	Tantalum
*	KEMET Blue Metals	Tantalum
*	Kemet Blue Powder	Tantalum
*	LMS Brasil S.A.	Tantalum
*	Mitsui Mining & Smelting	Tantalum
*	Ningxia Orient Tantalum Industry Co., Ltd.	Tantalum
*	Plansee	Tantalum
*	RFH	Tantalum
	Shanghai Jiangxi Metals Co., Ltd.	Tantalum
*	Solikamsk Metal Works	Tantalum
*	Taki Chemicals	Tantalum
*	Tantalite Resources	Tantalum
*	Telex	Tantalum
*	Ulba	Tantalum
*	Zhuzhou Cement Carbide	Tantalum
	5N Plus	Tin
	Alpha Metals Korea Ltd.	Tin
	Amalgamated Metal Corporation	Tin
	American Iron and Metal	Tin
	An Xin Xuan Xin Yue You Se Jin Shu Co. Ltd.	Tin
	Aoki Loboratories Ltd.	Tin
	BALVER ZINN Josef Jost GmbH & Co.KG	Tin
	Bangka	Tin
	Beijing Oriental Guide Welding Materials Co., Ltd.	Tin
	CFC Cooperativa dos Fundidores de Cassiterita da Amazonia Ltda.	Tin
	China Tin Smelter Co. Ltd.	Tin
	China YunXi mining	Tin
	CNMC (Guangxi) PGMA Co. Ltd.	Tin
*	Cookson	Tin
	Cookson Alpha Metals(Shenzhen)Co. Ltd.	Tin
	Cooper Santa	Tin
	COOPERMETAL - Cooperative Metalurgica de Rondonia Ltda.	Tin
	CV Duta Putra Bangka	Tin
	CV JusTindo	Tin
	CV Makmur Jaya	Tin
	CV Nurjanah	Tin
	CV Prima Timah Utama	Tin
	CV Serumpun Sebalai	Tin
	CV United Smelting	Tin
	EM Vinto	Tin
	Feinhütte Halsbrücke GmbH	Tin
	Fenix Metals	Tin
	FSE Novosibirsk Refinery	Tin
	Furukawa Electric	Tin
*	Geiju Non-Ferrous Metal Processing Co. Ltd.	Tin
	Gejiu Gold Smelter Minerals Co., Ltd.	Tin
	Gejiu Zi-Li	Tin
	Gold Bell Group	Tin
	Gomat-e-K.	Tin

	Smelters	Metal
	Guangxi Huaxi Group Limited	Tin
	Heesung Metal Ltd.	Tin
	Heraeus Materials Singapore Pte, Ltd.	Tin
	Heraeus Oriental Hitec Co., Ltd.	Tin
	Heraeus Precious Metals GmbH & Co. KG	Tin
	Hitachi Cable	Tin
	HL Thorne	Tin
	Huaxi Guangxi Group	Tin
	Huichang Jinshunda Tin Co. Ltd.	Tin
	Huichang Shun Tin Kam Industries, Ltd.	Tin
	IBF IND Brasileira de Ferrolligas Ltda	Tin
	Jean Goldschmidt International	Tin
	Jiangxi Copper Company Limited	Tin
	Jiangxi Nanshan	Tin
	Kaimeng(Gejiu) Industry and Trade Co., Ltd.	Tin
	KIHONG T & G	Tin
	Kovohute Pribram Nastupnicka, A.S.	Tin
	Kupol	Tin
	Laibin China Tin Smelting Co., Ltd.	Tin
	Linwu Xianggui Smelter Co	Tin
	Liuzhou China Tin	Tin
*	Malaysia Smelting Corp	Tin
	Metahub Industries Sdn. Bhd.	Tin
	Metallic Resources Inc	Tin
	Metallo Chimique	Tin
*	Mineração Taboca S.A.	Tin
	Minmetals Ganzhou Tin Co. Ltd.	Tin
*	Minsur	Tin
*	Mitsubishi Materials Corporation	Tin
	Nankang Nanshan Tin Manufactory Co., Ltd.	Tin
	Nathan Trotter & Co	Tin
	Nihon Kagaku Sangyo Co., Ltd.	Tin
	Novosibirsk Integrated Tin Works	Tin
*	OMSA	Tin
	PT Alam Lestari Kencana	Tin
	PT Artha Cipta Langgeng	Tin
	PT Babel Inti Perkasa	Tin
	PT Babel Surya Alam Lestari	Tin
	PT Bangka Kudai Tin	Tin
	PT Bangka Putra Karya	Tin
	PT Bangka Timah Utama Sejahtera	Tin
	PT Bangka Tin Industry	Tin
	PT Belitung Industri Sejahtera	Tin
	PT BilliTin Makmur Lestari	Tin
*	PT Bukit Timah	Tin
	PT DS Jaya Abadi	Tin
	PT Eunindo Usaha Mandiri	Tin
	PT Fang Di MulTindo	Tin
	PT HP Metals Indonesia	Tin
	PT Indra Eramulti Logam Industri	Tin
	PT Koba Tin	Tin
	PT Mitra Stania Prima	Tin
	PT Refined Banka Tin	Tin
	PT Sariwiguna Binasentosa	Tin
	PT Stanindo Inti Perkasa	Tin

	Smelters	Metal
	PT Sumber Jaya Indah	Tin
*	PT Tambang Timah	Tin
*	PT Timah	Tin
	PT Timah Nusantara	Tin
	PT Tinindo Inter Nusa	Tin
	PT Yinchendo Mining Industry	Tin
	PT Citralogam Alphasejahtera	Tin
	Rui Da Hung	Tin
	Senju Metal Industry Co., Ltd.	Tin
	Shan Tou Shi Yong Yuan Jin Shu Zai Sheng Co. Ltd.	Tin
	ShangHai YueQiang Metal Products Co., Ltd.	Tin
	Singapore LME Tin	Tin
	Sinitron, Shenmao Solder (M) Sdn. Bhd.	Tin
	Sundwigger Messingwerk	Tin
	Taicang City Nancang Metal Material Co.,Ltd.	Tin
*	Thaisarco	Tin
	The Miller Company	Tin
	Tianshui Longbo Business & Trade Co., Ltd.	Tin
	Tongding Metallic Material Co., Ltd.	Tin
	Traxys	Tin
	WC Heraeus Hanau	Tin
	Westfalenzinn	Tin
	White Solder Metalurgia	Tin
	Wu Xi Shi Yi Zheng Ji Xie She Bei Company	Tin
	Wuxi Lantronic Electronic CO.,Ltd.	Tin
	Yokohama Metal Co Ltd	Tin
	Yunnan Chengfeng	Tin
	Yunnan Chengo Electric Smelting Plant	Tin
	YunNan Gejiu Yunxin Electrolyze Limited	Tin
*	Yunnan Tin Company Group Limited	Tin
	Zhejiang Huangyan Xinqian Electrical Equipment Fittings	Tin
	Zhuhai Quanjia	Tin
	A.L.M.T. Corp.	Tungsten
	Alldyne Powder Technologies	Tungsten
	ALMT	Tungsten
	Alta Group	Tungsten
	ATI Tungsten Materials	Tungsten
	Chaozhou Xianglu Tungsten IND Co., LTD.	Tungsten
	China Minmetals Nonferrous Metals Co Ltd.	Tungsten
	Chongyi Zhangyuan Tungsten Co Ltd.	Tungsten
	Dayu Weiliang Tungsten Co., Ltd.	Tungsten
	Fujian Jinxin Tungsten Co., Ltd.	Tungsten
	Ganzhou Grand Sea W & Mo Group Co Ltd.	Tungsten
	Ganzhou Hongfei Tungsten & Molybdenum Materials Co., Ltd.	Tungsten
	Ganzhou Huaxing Tungsten Products Co., Ltd.	Tungsten
	Ganzhou Nonferrous Metals smelting Co Ltd.	Tungsten
	Ganzhou sinda W&Mo Co.,Ltd.	Tungsten
	Global Tungsten & Powders Corp	Tungsten
	H.C. Starck GmbH	Tungsten
	Hitachi Ltd.	Tungsten
	Hunan Chenzhou Mining Group Co	Tungsten
	Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.	Tungsten
	Jada Electronic limited (JX Nippon Mining&Matel Co., Ltd)	Tungsten
	Japan New Metals Co Ltd.	Tungsten

	Smelters	Metal
	Jiangxi Rare Earth & Rare Metals Tungsten Group Corp	Tungsten
	JX Nippon Mining & Metals Co., Ltd	Tungsten
	Kanto Denka Kogyo Co., Ltd.	Tungsten
	Kennemetal Inc	Tungsten
	Kyoritsu Gokin Co., Ltd.	Tungsten
	Minmetals Ganzhou Tin Co., Ltd.	Tungsten
	Nanchang Cemented Carbide Limited Liability Company	Tungsten
	NingHua XingLuoKeng TungSten Mining CO.,LID	Tungsten
	North American Tungsten	Tungsten
	Plansee	Tungsten
	Sumitomo Metal Mining Co. Ltd.	Tungsten
	TaeguTec	Tungsten
	Tejing (Vietnam) Tungsten Co Ltd.	Tungsten
	Tosoh	Tungsten
	Wolfram Bergbau und Hütten AG	Tungsten
	Wolfram Company CJSC	Tungsten
	Xiamen Golden Egret Special Alloy Co. Ltd.	Tungsten
	Xiamen Honglu Tungsten Molybdenum Industry Co., Ltd.	Tungsten
	Xiamen Tungsten Co Ltd	Tungsten
	Zhuzhou Cement Carbide	Tungsten

*	Indicates smelters and refiners which have received a “conflict free” designation from the CFSP.

Future Due Diligence Measures

Due to the breadth and complexity of our products and respective supply chain, it will take time for many of our suppliers toverify the origin of all of the minerals. Using our supply chain due diligence processes, driving accountability within the supply chain by leveraging the industry standard CFSI/CFSP, and continuing our outreach efforts, we hope to further develop transparency into our supply chain.

As we move towards further developing our due diligence program, we intend to take the following steps to continue to mitigate any possible risk that the necessary conflict minerals in our products could benefit armed groups in the DRC or adjoining countries:

•	Enhance supplier communication to improve the response rate and accuracy of suppliers’ smelters surveys to determine conflict mineral status.

•	Identify suppliers utilizing non-CFSP compliant smelters and remove them from the approved vendor list until such time as they become CFSP compliant.